Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations
Telephone:	(408) 542-1051
Facsimile:	(408) 542-1405
rosa.vasquez@catsemi.com

Catalyst Semiconductor Reports 2nd  Quarter FY 2008 Financial Results

For the second quarter of FY2008, highlights included:

•                  Net revenues of $ 20.7 million, up 4% sequentially.

•                  Analog/Mixed Signal revenues of $3.8 million, up 42% from 1st Quarter.

•                  Total gross margin of 37.3%, up from 36.2% in the 1st Quarter.

•                  Net income of $1.0 million, up 41% from 1st Quarter.

SANTA CLARA, Calif. (November 29, 2007) — Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its second quarter of fiscal year 2008, which ended October 28, 2007.

For the quarter ended October 28, 2007, Catalyst had net revenues of $ 20.7 million, an increase of approximately $900,000, or 4%, from the first quarter ended July 29, 2007, and an increase of $4.4 million, or 27%, from the second quarter ended October 29, 2006.  Net revenues from analog/mixed signal products were a record $3.8 million, or 18% of net revenues in the second quarter ended October 28, 2007, up 42% from $2.7 million, or 13% of net revenues in the first quarter ended July 29, 2007, and up 191% from $1.3 million, or 8% of net revenues in the second quarter ended October 29, 2006.

For the second quarter ended October 28, 2007, Catalyst reported net income of $1.0 million, or $0.06 per diluted share, compared with net income of $720,000, or $0.04 per diluted share, for the first quarter ended July 29, 2007, and net income of $176,000, or $0.01 per diluted share, for the second quarter ended October 29, 2006.

On a non-GAAP basis, net income in the second quarter ended October 28, 2007 was $1.3 million, or $0.07 per diluted share, an improvement of $264,000, or $0.01 per diluted share, from net income of $1.0 million, or $0.06 per diluted share, for the first quarter ended July 29, 2007, and an improvement of $691,000, or $0.03 per diluted share, from net income of $644,000, or $0.04 per diluted share, in the second quarter ended October 29, 2006. Non-GAAP net income reflects adjustments for non-cash stock compensation expense and the related tax impact, which are more fully detailed in the reconciliation between net income/loss on a GAAP basis and non-GAAP net income/loss provided in the statements that accompany this press release.

Gross margin for the second quarter ended October 28, 2007 was 37.3%, compared with 36.2% in the first quarter ended July 29, 2007  and 35.5% in the second quarter ended October 29, 2006. The gross margin percentage increase over previous quarters was primarily attributable to  increased sales of higher margin analog/mixed signal products,  greater manufacturing efficiencies in our back-end manufacturing and the sale of inventory that was previously written down.

As of October 28, 2007, cash and short term investments increased by $5.6 million to $35.5 million from the first quarter of fiscal 2008, with $1.3 million of the increase related to stock option exercises.

Management Comments & Outlook

“We had another outstanding quarter in terms of revenue and profit growth,” said Gelu Voicu, Catalyst’s President and Chief Executive Officer.  Other highlights of the quarter included:

•                  As a result of our continuing migration to .35 micron technology, we shipped a record number of units again in the second quarter;

•                  Analog and mixed signal revenue grew in excess of 40% for the third consecutive quarter; and

•                  We introduced a total of five new products, which represented a broad spectrum of our analog and mixed signal products families: Supervisors, Digital Potentiometer, Bus Products, LDO regulator and LED Drivers.

“We are pleased to see the continued traction gained by our mixed signal business, which came on top of 41% growth in the first quarter of 2008 and 44% in the fourth quarter of 2007.  All analog and mixed signal product groups grew, with the LED driver product family again achieving the highest rate of growth.

“Our memory business also performed well during the second quarter of 2008; coupled with our established position as a high quality, cost-effective producer has enabled us to increase profits,” he added.

“While we typically experience some seasonality in our business during our fiscal third quarter, we remain confident in our future,” he added.

Investor Conference Call

Catalyst will conduct a conference call regarding the second fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company’s Web site www.catsemi.com, or by dialing (877) 754-9851 (domestic only). International callers can dial  (706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on December 13, 2007 at the company’s Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 23787300 and following operator instructions.

About Catalyst Semiconductor

Headquartered in Santa Clara, California, Catalyst Semiconductor designs and markets analog, mixed-signal and non-volatile memory products, including Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, LDO regulators, voltage supervisors, bus expanders, serial and parallel EEPROMs, Flash and NVRAM. Many of Catalyst’s products incorporate the Company’s Quantum Charge Programmable™ technology, to deliver Adaptive Analog™ products, which offer a new level of customer flexibility, lower power and smaller die size. Catalyst products are used in telecommunications, computer, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive lighting, optical networks, printers, modems, wireless LANs, network cards, DIMM modules, cellular telephones, navigation systems, set-top boxes and Internet routers. www.catsemi.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Catalyst’s confidence in its future.  These risks and uncertainties, which could cause Catalyst’s results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.  Catalyst disclaims any obligation to update information contained in any forward looking statement.

TABLES TO FOLLOW

CATALYST SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 28, 2007	April 29, 2007
ASSETS
Current assets:
Cash and short-term investments	$35,497	$28,658
Accounts receivable, net	13,881	10,444
Inventories	8,730	11,137
Other assets	4,231	2,845
Total current assets	62,339	53,084

Property and equipment, net	11,320	11,700
Deferred tax and other assets	2,485	4,428
Total assets	$76,144	$69,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,946	$6,690
Accrued expenses	2,661	2,137
Deferred gross profit on shipments to distributors	2,041	2,130
Total current liabilities	13,648	10,957
Other non-current liabilities	159	—
Total liabilities	13,807	10,957

Total stockholders’ equity	62,337	58,255
Total liabilities and stockholders’ equity	$76,144	$69,212

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006

Net revenues	$20,717	$16,310	$40,573	$31,535

Cost of revenues	12,990	10,523	25,664	20,844
Gross profit	7,727	5,787	14,909	10,691

Operating expenses:
Research and development	2,133	1,937	4,236	3,826
Selling, general and administration	4,286	3,828	8,623	7,760
Income (loss) from operations	1,308	22	2,050	(895)

Interest income, net	329	325	758	644
Income (loss) before income taxes	1,637	347	2,808	(251)

Income tax provision (benefit)	624	171	1,075	(168)

Net income (loss)	$1,013	$176	$1,733	$(83)

Net income (loss) per share:
Basic	$0.06	$0.01	$0.10	$(0.01)

Diluted	$0.06	$0.01	$0.10	$(0.01)

Weighted average common shares:
Basic	16,657	16,284	16,495	16,317

Diluted	18,150	17,118	17,770	16,317

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND
NET LOSS PER SHARE

(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006
GAAP Net Income (Loss)	$1,013	$176	$1,733	$(83)
Equity based compensation expense under SFAS No. 123(R)	416	528	867	1,136
Tax effect of equity based compensation expense	(94)	(60)	(194)	(141)
Non-GAAP Net Income	$1,335	$644	$2,406	$912

Non-GAAP Net Income Per Share
Basic	0.08	0.04	0.15	0.06
Diluted	0.07	0.04	0.13	0.05

Shares Used in Net Income Per Share
Basic	16,657	16,284	16,495	16,317
Diluted	18,987	17,160	18,359	17,323

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net income (loss) and net income (loss) per share excluding non-cash equity based compensation and the tax effect of equity based compensation provides meaningful supplemental information to investors, as well as management, which is indicative of the Company’s core operating results and facilitates comparison of operating results across multiple reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  Equity based compensation is excluded from non-GAAP financial results since it is a non-cash based charge.  This non-GAAP measure should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

For the three months ended October 28, 2007, non-cash equity based compensation was $416,000, allocated as follows:$13,000 to Cost of Revenues, $132,000 to Research and Development and $271,000 to Sales, General and Administrative expense.

For the three months ended October 29, 2006, non-cash equity based compensation was $528,000, allocated as follows:$13,000 to Cost of Revenues, $176,000 to Research and Development and $339,000 to Sales, General and Administrative expense.

For the six months ended October 28, 2007, non-cash equity based compensation was $867,000, allocated as follows: $26,000 to Cost of Revenues, $252,000 to Research and Development and $589,000 to Sales, General and Administrative expense.

For the six months ended October 29, 2006, non-cash equity based compensation was $1,136,000, allocated as follows: $25,000 to Cost of Revenues, $359,000 to Research and Development and $752,000 to Sales, General and Administrative expense.